Exhibit 99.1

NEWS RELEASE
Contacts: MSC Income Fund, Inc. Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com Cory E. Gilbert, CFO, cgilbert@mainstcapital.com 713-350-6000

MSC Income Announces Fourth Quarter 2024 Private Loan Portfolio Activity
HOUSTON – January 10, 2025 – MSC Income Fund, Inc. (“MSC Income”) is pleased to announce the following recent activity in its private loan portfolio. During the fourth quarter of 2024, MSC Income originated new or increased commitments in its private loan portfolio of $29.1 million and funded total investments across its private loan portfolio with a cost basis totaling $29.5 million.
The following represent notable new private loan commitments and investments during the fourth quarter of 2024:
•$14.8 million in a first lien senior secured loan, $2.4 million in a first lien senior secured revolver, $2.4 million in a first lien senior secured delayed draw loan and $0.5 million in equity to a distributor of maintenance and repair parts for the industrial, manufacturing and automotive end markets; and
•$2.3 million in a first lien senior secured loan, $0.5 million in a first lien senior secured revolver and $0.7 million in a first lien senior secured delayed draw loan to a provider of janitorial services for the food distribution and grocery end markets.
As of December 31, 2024, MSC Income’s private loan portfolio included total investments at cost of approximately $697.5 million across 84 unique companies. The private loan portfolio, as a percentage of cost, included 93.9% invested in first lien debt investments and 6.1% invested in equity investments or other securities.

ABOUT MSC INCOME FUND, INC.
MSC Income (www.mscincomefund.com) is a principal investment firm that primarily provides debt capital to private companies owned by or in the process of being acquired by a private equity fund and also provides customized long-term debt and equity capital solutions to lower middle market companies. MSC Income’s portfolio investments are typically made to support leveraged buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. MSC Income seeks to partner with private equity fund sponsors and primarily invests in secured debt investments within its private loan investment strategy. MSC Income seeks to partner with entrepreneurs, business owners and management teams and generally provides customized “one-stop” debt and equity financing solutions within its lower middle market investment strategy. MSC Income’s private loan portfolio companies generally have annual revenues between $25 million and $500 million. MSC Income’s lower middle market portfolio companies generally have annual revenues between $10 million and $150 million.
ABOUT MSC ADVISER I, LLC
MSC Adviser I, LLC is a wholly owned subsidiary of Main Street Capital Corporation (NYSE: MAIN) that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. It currently manages investments for external parties, including MSC Income.